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                       SECOND AMENDMENT TO STRAIGHT NOTE

         This Second Amendment to Straight Note (this "Second Amendment") is dated as of this 8th day of Nov., 1995 and entered into by and between Warren
B. Phelps, III, an individual, and Patricia Phelps, an individual
(collectively, "Trustor"), and MICOM Communications Corp., a Delaware corporation ("MICOM").

                                   RECITALS:

         A. Trustor is the maker and MICOM is the holder of that certain Straight Note in the original principal amount of One Hundred Fifty Thousand Dollars ($150,000) dated September 21, 1987, as amended on August 9, 1994 (the "Note").

         B. Trustor and MICOM wish to further amend the Note, as set forth herein.

                                   AGREEMENT:

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1. Forgiveness of Principal. Section 3 of the Note is hereby amended by adding the following text to the end of such section:

         "Notwithstanding anything contained herein to the contrary, following a Change in Control, the principal balance due on the Note shall be forgiven, the Note shall be deemed fully paid and the original Note, stamped "canceled" by an authorized officer of MICOM, shall be delivered to Trustor.

         For purposes of this Section 3, "Change of Control" shall mean the happening of any of the following:

                 (i) The acquisition by any Holder, at any time after the date hereof, of Beneficial Ownership of securities of MICOM representing 50% of more of the combined voting power of the then outstanding securities of MICOM.

                 (ii) The occurrence of a transaction requiring approval by the stockholders of MICOM for the acquisition of MICOM through the purchase of all or substantially all of MICOM's securities or assets, or by merger, or otherwise.

                 (iii) The election, during any period of twenty-four (24) months or less, of a majority of the members of the Board of Directors of MICOM without the approval of the nominations of such members by a majority of the Board members who were serving as such at the beginning of such period.




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                 (iv)     A transaction in which a business operation conducted
         by MICOM, whether as a division, subsidiary or otherwise, is sold or transferred to some other person, or distributed to MICOM's shareholders, and Warren B. Phelps, III is assigned to such operation, whether as a continuing, employee thereof or as part of the transfer or distribution.

         "Beneficial Ownership" or "Beneficially Owned" shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         "Group" shall mean persons who act in concert as described in Sections 13(d)(3) or 14(d)(2) of the Exchange Act, and the regulations thereunder. The formation of a Group, or any change in the membership of a Group, shall be deemed to be an acquisition by the Group of the aggregate number of MICOM securities Beneficially Owned by each member thereof

         "Holder" shall mean any entity, person or Group other than MICOM, Odyssey Partners, L.P. (or an affiliate thereof) or an employee benefit plan maintained by MICOM."

         2. No Further Modification. Except as set forth in this Second Amendment, no other provision of the Note is otherwise amended, modified or altered in any manner and the Note shall remain in full force and effect.

         IN WITNESS WHEREOF, this Second Amendment has been executed as of the date first written above.



                                       /s/ WARREN B. PHELPS, III
                                       -----------------------------
                                       WARREN B. PHELPS, III

                                       /s/ PATRICIA PHELPS
                                       -----------------------------
                                       PATRICIA PHELPS

                                       MICOM Communications Corp.,
                                       a Delaware corporation


                                       By
                                          ----------------------------
                                          Francine M. Good
                                          Vice President and
                                          Chief Financial Officer